Exhibit 99.1

1259 NW 21 Street

Pompano Beach, FL 33069

NEWS

August 12, 2004

FOR MORE INFORMATION:

954-917-7665

HOWARD L. EHLER, JR.

EXECUTIVE VICE PRESIDENT

IMPERIAL ANNOUNCES RECORD 2004 SECOND QUARTER

AND SIX-MONTH RESULTS

Pompano Beach, FL………Imperial Industries, Inc. (“IPII”) announced today the results of operations for the quarter and six months ended June 30, 2004.

The Company generated net income of $974,000, or $.10 per share, for the second quarter of 2004, compared to $149,000, or $.02 per share for the same period in 2003. Net sales in the second quarter were $14,795,000, compared to $10,198,000 for the same period in 2003, an increase of 45.1%. The sales increase was principally due to higher demand for Company products because of greater strength in the new housing and construction markets in the Company’s trade areas compared to the same period last year. The sharp increase in sales, in combination with ongoing cost controls, produced greater operating efficiencies and resulted in increased profits.

For the six months ended June 30, 2004, the Company derived net income of $1,336,000, or $.14 per share, compared to $116,000, or $.01 per share, for the same period in 2003.  Net sales for the six months ended June 30, 2004 were $26,718,000 compared to $19,160,000 in 2003, an increase of 39.4%

S. Daniel Ponce, Imperial’s Chairman of the Board stated: “The 2004 results to date not only reflect the fifth consecutive quarter of higher sales and profits, but also are the highest earnings from operations in the past 25 years. Second quarter results are indicative of strong market demand for our Company products and the traditional seasonality of the Company’s business. We remain optimistic our construction markets will remain strong for the balance of the year.”

Mr. Ponce also stated: “The Company has recently obtained financing commitments for the purchase of equipment to improve the manufacturing capabilities of our Winter Springs, Florida manufacturing facility. These capital expenditures are expected to provide greater opportunities for improved efficiencies and profits in the future.”

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiaries, Premix-Marbletite Manufacturing Co. and Acrocrete, Inc. The Company through its subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of the Company’s manufactured products, as well as gypsum, roofing, insulation and masonry products manufactured by other companies. See our website at www.imperialindustries.com for more information about the Company.

Page 2 of News Release dated August 12, 2004

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things,  the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including market conditions and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors”.  A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

IMPERIAL INDUSTRIES, INC.

Financial Highlights

(unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2004	2003	2004	2003

Net Sales	$26,718,000	$19,160,000	$14,795,000	$10,198,000

Income before taxes	$1,957,000	$187,000	$1,325,000	$241,000

Income tax expense	(621,000)	(71,000)	(351,000)	(92,000)

Net income	$1,336,000	$116,000	$974,000	$149,000

Basic and diluted income per common share	$.14	$.01	$.10	$.02